Exhibit (a)(26)

                       IN THE UNITED STATES DISTNCT COURT
                          FOR THE DISTRICT OF MARYLAND

NEUBERGER BERMAN REAL                 )
ESTATE INCOME FUND, INC.,             )

                        Plaintiff

v.                                               Civil No. AMD 04-3056

LOLA BROWN TRUST NO. lB,              )
ERNEST HOREJSI TRUST NO. IB,          )
BADLANDS TRUST COMPANY,               )
SUSAN L. CICIORA, LARRY J.            )
DUNLAP, and STEWART HOREJSI,          )

                        Defendants


                           DECLARATORY JUDGMENT ORDER


For the reasons set forth in the foregoing Memorandum Opinion, it is this 22nd day of October, 2004, hereby ORDERED, DECLARED, and DECREED

That the plaintiffs adoption of the Rights Agreement in response to the defendants' tender offer does not conflict with and is not prohibited by the Investment Company Act of 1940, 15 U.S.C.5 80a-1 et seq.


Andre M. Davis

United States District Judge